Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
-- Strong Top Line Revenue, Boosted by Diversified Fee Income Sources, Highlight Strong Quarterly Results --

MADISON, Wis., October 24, 2019 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported third quarter 2019 net income of $5.1 million, primarily driven by diversified fee income sources, relatively stable operating expenses, and a net benefit in the SBA recourse provision.

Summary results for the quarter ended September 30, 2019 include:

•	Net income totaled $5.1 million, compared to $6.6 million for the linked quarter and $5.3 million for the third quarter of 2018.

•	Diluted earnings per common share measured $0.59, compared to $0.75 and $0.60 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.97% and 10.68%, respectively, compared to 1.30% and 14.09% for the linked quarter and 1.11% and 12.06% for the third quarter of 2018.

•	Net interest margin was 3.40%, compared to 3.52% for the linked quarter and 3.75% for the third quarter of 2018.

•	Net interest income was $16.8 million, compared to $16.9 million for the linked quarter and $17.1 million for the third quarter of 2018.

•	Top line revenue, the sum of net interest income and non-interest income, totaled $22.6 million, compared to $22.7 million for the linked quarter and $22.0 million for the third quarter of 2018.

•	Provision for loan and lease losses was $1.3 million, compared to net benefits of $784,000 and $546,000 for the linked and prior year quarters, respectively.

•	SBA recourse provision was a net benefit $427,000, compared to recourse provision expense of $113,000 for the linked quarter and $314,000 for the third quarter of 2018.

•	Efficiency ratio improved to 66.41%, compared to 67.41% for the linked quarter and 69.55% for the third quarter of 2018.

•
Period-end gross loans and leases receivable of $1.721 billion were flat during the third quarter of 2019 and grew $121.9 million, or 7.6%, from $1.599 billion at September 30, 2018. Average gross loans and leases of $1.731 billion increased by $37.1 million, or 8.8% annualized, from the linked quarter and $129.9 million, or 8.1%, compared to the third quarter of 2018.

•	Non-performing assets were $25.7 million, or 1.23% of total assets, compared to $28.5 million, or 1.38%, at June 30, 2019 and $32.1 million, or 1.69%, at September 30, 2018.

•
Record period-end in-market deposits of $1.321 billion increased $30.7 million, or 9.5% annualized, during the third quarter of 2019 and $244.1 million, or 22.7%, from September 30, 2018. Record average in-market deposits of $1.298 billion increased $51.6 million, or 16.6% annualized, during the third quarter of 2019 and $232.7 million, or 21.8%, from September 30, 2018.

“We are pleased to report another quarter of solid results, led by improved asset quality, strong in-market deposit growth, robust and diversified fee income, and continued positive operating leverage,” said Corey Chambas, President and Chief Executive Officer. “Aligned with First Business’s strategic priorities, our relationship-based business model continued to generate significant in-market deposit growth. While we did see compression in our net interest margin during the quarter, we believe our exceptional deposit growth, combined with the ongoing success of our higher yielding specialty finance business lines, will help stabilize margin going forward and continue to deliver solid financial results for our shareholders.”
Results of Operations
Net interest income of $16.8 million decreased by $76,000, or 0.5%, compared to the linked quarter and $318,000, or 1.9%, compared to the third quarter of 2018. Net interest income reflected higher average loans and leases outstanding offset by net interest margin compression, a decrease in loan fees received in lieu of interest, and one-time expense related to exercising call options on subordinated debt and brokered deposits. The one-time expense related to subordinated debt and brokered deposits totaled $261,000 and $47,000, respectively. The decision to exercise call options on subordinated debt and brokered deposits will benefit net interest margin moving forward as the funding was replaced at lower rates. Fees in lieu of interest, defined as prepayment fees, asset-based loan fees, and non-accrual interest, which can be variable from quarter to quarter, totaled $1.1 million, compared to $1.2 million for the linked quarter and $1.4 million for the third quarter of 2018. Excluding the one-time expense and fees collected in lieu of interest, net interest income increased $334,000, or 2.1%, compared to the linked quarter and $356,000, or 2.3%, compared to the third quarter of 2018. Average gross loans and leases of $1.731 billion increased by $37.1 million, or 8.8% annualized, from the linked quarter and $129.9 million, or 8.1%, compared to the third quarter of 2018.
The yield on average loans and leases was 5.53% for the third quarter of 2019, down from 5.64% and 5.56% in the linked and prior year quarters, respectively. Excluding the impact of fees collected in lieu of interest, the yield on average loans and leases measured 5.28%, down from 5.37% in the linked quarter and up from 5.20% in the prior year quarter.
The yield on average interest-earning assets was 5.16% for the third quarter of 2019, compared to 5.29% in the linked quarter and 5.17% in the prior year quarter. Excluding fees collected in lieu of interest, the yield on average earning assets measured 4.94%, down from 5.05% in the linked quarter and up from 4.85% in the prior year quarter.
The Company’s cost of average interest-bearing liabilities increased to 2.21% for the third quarter of 2019 from 2.19% and 1.75% in the linked and prior year quarters, respectively. Excluding the one-time expense related to subordinated debt and brokered deposits, the cost of average interest-bearing liabilities for the third quarter of 2019 was 2.13%. The cost of average interest-bearing deposits for the third quarter of 2019 was 1.96%, down from 2.01% in the linked quarter and up from 1.47% in the prior year quarter.
Net interest margin measured 3.40% for the third quarter of 2019, compared to 3.52% in the linked quarter and 3.75% in the third quarter of 2018. Net interest margin reflected an increase in the rate paid on average interest-bearing liabilities, combined with the aforementioned one-time expense and a decrease in fees collected in lieu of interest. Excluding the one-time expense and fees collected in lieu of interest, net interest margin measured 3.25% for the third quarter of 2019, compared to 3.28% in the linked quarter and 3.44% in the third quarter of 2018. Management expects the execution of its strategies will allow the Company to return to a net interest margin, including fees collected in lieu of interest, at or above its target of 3.50% as short-term rates stabilize.
“Our net interest margin contracted slightly during the quarter primarily due to the decrease in target fed funds rate,” said Chambas. “The yield on our variable-rate loans tied to LIBOR dropped in anticipation of the Fed’s decision to decrease the target fed funds rate, while the reduction in deposit rates generally coincided with the timing of the actual fed funds rate decrease. We believe this decrease is temporary given our active balance sheet management, expected continued reduction in deposit costs, and improved loan mix driven by strong production in our higher yielding specialty finance business lines.”
The Company recorded a provision for loan and lease loss of $1.3 million in the third quarter of 2019, compared to benefits of $784,000 and $546,000 in the linked quarter and prior year quarters, respectively. The increase in provision for the third quarter of 2019 was in large part due to increases in specific reserves related to the impaired legacy SBA portfolio. Net charge-offs were $998,000 in the third quarter of 2019, compared to net recoveries of $154,000 in the linked quarter and $69,000 in the prior year quarter. The increase in net charge-offs was related to an existing impaired legacy SBA loan and offset by a reduction in the previously established specific reserve.
The legacy on-balance sheet SBA portfolio, defined as SBA loans originated prior to 2017, has been a source of elevated non-performing assets. Total non-performing on-balance sheet legacy loans were $14.7 million at September 30, 2019, compared to $16.9 million and $11.9 million at June 30, 2019 and September 30, 2018, respectively. Total performing on-balance sheet legacy loans were $21.8 million at September 30, 2019, compared to $23.4 million and $29.3 million at June 30, 2019 and September 30, 2018, respectively. As of September 30, 2019, total on-balance sheet legacy loans were $36.5 million, down from $40.3 million and $41.2 million at June 30, 2019 and September 30, 2018, respectively.
Non-interest income totaled $5.8 million, or 25.7% of total revenue, for the third quarter of 2019, surpassing the Company’s goal of 25% of total revenue, compared to 5.8 million, or 25.6% of total revenue, in the linked quarter and $4.9 million, or 22.2% of total revenue, in the prior year quarter.
Trust and investment services fee income, which remained the Company’s largest source of non-interest income, totaled $2.1 million in the current and linked quarters compared to $1.9 million in the prior year quarter. Trust assets under management and administration measured a record $1.801 billion at September 30, 2019, up $45.5 million, or 10.4% annualized, from the linked quarter and up $79.6 million, or 4.6%, from September 30, 2018. Management expects new business development efforts to remain strong throughout 2019 and beyond as the Company continues to expand the private wealth management business outside its Madison, Wisconsin market.
Gains on sale of SBA loans totaled $454,000 in the third quarter of 2019, compared to $297,000 in the linked quarter and $641,000 in the third quarter of 2018. Based on the Company’s enhanced business development team and growing pipeline of new business, management believes the gain on sale of SBA loans will continue to increase at a measured pace moving forward.
Commercial loan interest rate swap fee income totaled $374,000 in the third quarter of 2019, compared to $1.1 million in the linked quarter and $306,000 in the third quarter of 2018. Interest rate swaps continue to be an attractive product for the Company’s commercial borrowers, although associated fee income can be variable from period to period based on client demand and the interest rate environment in any given quarter.
Other fee income totaled $1.7 million in the third quarter of 2019, compared to $1.1 million in the linked quarter and $736,000 in the prior year quarter. The increase is primarily due to above average returns on investments in mezzanine funds totaling $770,000 and a $206,000 gain from the sale of a state tax credit. The linked quarter includes $501,000 in gains recognized on end-of-term buyout agreements related to the Company’s equipment financing business line.
Non-interest expense was $14.7 million for the third quarter of 2019, compared to $17.5 million for the linked quarter and $15.7 million in the third quarter of 2018. Operating expense, which excludes certain one-time and discrete items as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $15.0 million in the third quarter of 2019 and $15.3 million in the linked quarter and prior year quarters.
Relatively stable operating expenses coupled with strong operating revenue resulted in a reduction in the Company’s third quarter 2019 efficiency ratio to 66.41%, compared to 67.41% for the linked quarter and 69.55% for the prior year quarter. Compensation expense for the three months ended September 30, 2019 was $10.3 million, a decrease of $179,000 compared to the linked quarter and an increase of $505,000 compared to the prior year quarter. The decrease in compensation expense compared to the linked quarter reflects a decrease in incentive compensation tied to individual and Company performance, offset slightly by an increase in employees. Compared to the prior year, performance-based incentive compensation increased to reflect achievement of production and performance targets in 2019. Full-time equivalent employees were 281 at September 30, 2019, compared to 275 at June 30, 2019 and September 30, 2018. The producers hired over the past 18 months are now generating new business, and as a result, management believes operating revenue will continue to increase at a greater rate than operating expense, generating positive operating leverage and moving the efficiency ratio back toward the Company’s long-term operating goal of 58%-62%.
Operating expense during the third quarter of 2019 also benefited from a reduction in FDIC insurance expense as the Deposit Insurance Fund (“DIF”) reached 1.38%, exceeding the statutorily required minimum ratio of 1.35% and requiring the FDIC to distribute assessment credits to small banks for their portion of their assessments that contributed to the growth in the reserve ratio. The Company received a credit of $315,000 in the third quarter of 2019 and management expects another reduction in FDIC insurance, but to a lesser extent, during the fourth quarter of 2019 due to the remaining portion of the Company’s assessment credit.
Non-interest expense includes SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. SBA recourse provision was a net benefit of $427,000 in the third quarter of 2019, compared to provision of $113,000 and $314,000 in the linked and prior year quarters, respectively. The net benefit in the current quarter was primarily due to the declining balance of the outstanding legacy SBA loan sold portfolio, a reduction in the loss rate applied to the portfolio, and payments received resulting in a reduction in specific recourse reserves required. The total recourse reserve balance was $1.6 million, or 2.2% of total sold SBA loans outstanding, at September 30, 2019, compared to $2.1 million, or 2.7%, in the linked quarter, and $2.7 million, or 3.0%, in the prior year quarter. Total sold legacy SBA loans at September 30, 2019 were $47.6 million, down from $52.7 million and $72.1 million at June 30, 2019 and September 30, 2018, respectively. Total performing sold legacy SBA loans were $40.3 million at September 30, 2019, compared to $44.4 million and $54.6 million at June 30, 2019 and September 30, 2018, respectively. Total non-performing sold legacy SBA loans were $7.3 million at September 30, 2019, compared to $8.3 million and $17.5 million at June 30, 2019 and September 30, 2018, respectively. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time as the outstanding balance of sold legacy SBA loans continues to decline.
During the third quarter of 2019, we benefited from a recovery in tax credit investments as a result of discounts received on previously impaired tax credit investments. During the second quarter of 2019, the Company recognized $2.0 million in expense due to the impairment of federal historic tax credit investments, which corresponded with the recognition of $2.4 million in federal tax credits during the quarter. The Company’s historic tax credit program contributed $446,000, $0.05 per share, to second quarter 2019 earnings. Third quarter 2018 earnings did not benefit from historic tax credit investments. Management intends to continue actively pursuing relationship-based tax credit opportunities throughout 2019 and beyond.

Balance Sheet
Period-end gross loans and leases receivable totaled $1.721 billion at September 30, 2019, increasing $566,000 from June 30, 2019 and increasing $121.9 million, or 7.6%, from September 30, 2018. Average gross loans and leases receivable totaled a record $1.731 billion at September 30, 2019, increasing $37.1 million, or 8.8% annualized, from June 30, 2019 and increasing $129.9 million, or 8.1%, from September 30, 2018.
“Although period-end loan growth was muted by loan payoffs late in the quarter, strong production early in the quarter resulted in average loan balances increasing 8.8% annualized compared to the second quarter,” said Chambas. “We continue to remain confident in our ability to generate high single-digit loan growth throughout 2019 and 2020.”
Period-end in-market deposits increased to $1.321 billion, or 72.7% of total bank funding at September 30, 2019, compared to $1.290 billion, or 71.6%, at June 30, 2019 and $1.077 billion, or 64.6%, at September 30, 2018. Total bank funding is defined as total deposits plus FHLB advances. Money market accounts, the largest contributors to in-market deposit growth, increased $82.5 million compared to the linked quarter, partially due to some inflows from transaction accounts, which in turn decreased by $59.2 million compared to the linked quarter.
“In-market deposit growth of 22.7% over the past year is the result of our company-wide focus on deposits, investments in people, and successful execution of our strategies,” Chambas commented. “Importantly, we continue to achieve this above average growth while maintaining pricing discipline and limiting our deposit rates to those at or below our alternative sources of wholesale funding.”
Period-end wholesale funding was $496.4 million at September 30, 2019, including FHLB advances of $308.5 million, brokered certificates of deposit of $186.9 million, and deposits gathered through internet deposit listing services of $1.0 million, compared to period-end wholesale funding of $512.9 million at June 30, 2019 and $589.1 million at September 30, 2018.
Consistent with the Company’s longstanding funding strategy to manage interest rate risk and use the most efficient and cost-effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company’s target range of 60%-75%.
Asset Quality
Non-performing assets were $25.7 million, or 1.23% of total assets, at September 30, 2019, compared to $28.5 million, or 1.38% of total assets, and $32.1 million, or 1.69% of total assets, at the end of the linked quarter and third quarter of 2018, respectively. The decrease from the linked quarter was primarily due to payments received and current quarter charge-offs of $1.1 million, the majority of which related to one legacy SBA relationship previously classified as impaired for which we were fully reserved.
Capital Strength
As of September 30, 2019, total capital to risk-weighted assets was 11.90%, tier 1 capital to risk-weighted assets was 9.62%, tier 1 leverage capital to adjusted average assets was 9.18%, and common equity tier 1 capital to risk-weighted assets was 9.11%. In addition, as of September 30, 2019, tangible common equity to tangible assets was 8.59%.
Share Repurchases
In August 2019, the Company completed a $5 million share repurchase program initiated in December 2018, repurchasing 223,149 shares at an average price of $22.36 per share.
In September 2019, the Company’s Board of Directors approved a new share repurchase program authorizing the repurchase of up to $5 million of its total outstanding shares of common stock over a period of approximately 12 months, ending on September 30, 2020. As of October 23, 2019, the Company had repurchased 37,205 shares of its common stock at a weighted average price of $24.10 per share, for a total value of $897,000.
Quarterly Dividend
As previously announced, during the third quarter of 2019, the Company’s Board of Directors declared a regular quarterly dividend of $0.15 per share. The dividend was paid on August 15, 2019 to stockholders of record at the close of business on August 5, 2019. Measured against third quarter 2019 diluted earnings per share of $0.59, the dividend represents a 25.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Assets
Cash and cash equivalents	$60,958	$45,875	$56,335	$86,546	$40,293
Securities available-for-sale, at fair value	160,665	158,933	156,783	138,358	134,995
Securities held-to-maturity, at amortized cost	33,400	34,519	35,914	37,731	39,950
Loans held for sale	3,070	4,786	5,447	5,287	4,712
Loans and leases receivable	1,720,542	1,719,976	1,656,646	1,617,655	1,598,607
Allowance for loan and lease losses	(20,170)	(19,819)	(20,449)	(20,425)	(20,455)
Loans and leases receivable, net	1,700,372	1,700,157	1,636,197	1,597,230	1,578,152
Premises and equipment, net	2,740	2,866	3,043	3,284	3,247
Foreclosed properties	2,902	2,660	2,547	2,547	1,454
Right-of-use assets	7,524	7,853	8,180	—	—
Bank-owned life insurance	42,432	42,127	41,830	41,538	41,212
Federal Home Loan Bank stock, at cost	8,315	6,720	6,635	7,240	6,890
Goodwill and other intangible assets	11,946	12,000	12,017	12,045	12,132
Accrued interest receivable and other assets	58,469	51,808	40,714	34,651	31,293
Total assets	$2,092,793	$2,070,304	$2,005,642	$1,966,457	$1,894,330
Liabilities and Stockholders’ Equity
In-market deposits	$1,320,957	$1,290,258	$1,239,494	$1,179,448	$1,076,851
Wholesale deposits	187,859	239,387	262,212	275,851	332,052
Total deposits	1,508,816	1,529,645	1,501,706	1,455,299	1,408,903
Federal Home Loan Bank advances and other borrowings	332,897	297,972	269,958	298,944	281,430
Junior subordinated notes	10,044	10,040	10,037	10,033	10,029
Lease liabilities	7,866	8,187	8,504	—	—
Accrued interest payable and other liabilities	42,378	35,605	30,337	21,474	16,426
Total liabilities	1,902,001	1,881,449	1,820,542	1,785,750	1,716,788
Total stockholders’ equity	190,792	188,855	185,100	180,707	177,542
Total liabilities and stockholders’ equity	$2,092,793	$2,070,304	$2,005,642	$1,966,457	$1,894,330

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Total interest income	$25,438	$25,309	$25,679	$24,522	$23,563	$76,427	$66,754
Total interest expense	8,662	8,457	7,925	7,407	6,469	25,045	16,527
Net interest income	16,776	16,852	17,754	17,115	17,094	51,382	50,227
Provision for loan and lease losses	1,349	(784)	49	983	(546)	613	4,508
Net interest income after provision for loan and lease losses	15,427	17,636	17,705	16,132	17,640	50,769	45,719
Trust and investment service fees	2,060	2,138	1,927	1,919	1,941	6,125	5,826
Gain on sale of SBA loans	454	297	242	267	641	993	1,184
Service charges on deposits	795	743	777	770	788	2,314	2,292
Loan fees	439	464	414	408	459	1,316	1,375
Net loss on sale of securities	(4)	—	—	(4)	—	(5)	—
Swap fees	374	1,051	473	662	306	1,898	1,009
Other non-interest income	1,674	1,112	805	626	736	3,593	1,833
Total non-interest income	5,792	5,805	4,638	4,648	4,871	16,234	13,519
Compensation	10,324	10,503	10,165	9,432	9,819	30,991	28,006
Occupancy	580	559	590	560	560	1,730	1,632
Professional fees	751	784	1,210	879	1,027	2,745	2,990
Data processing	654	689	581	614	512	1,923	1,748
Marketing	548	581	482	617	593	1,611	1,518
Equipment	277	272	389	345	403	938	1,089
Computer software	859	827	799	780	814	2,485	2,235
FDIC insurance	1	302	293	353	457	595	1,125
Collateral liquidation costs	110	89	(91)	193	230	108	454
Net loss (gain) on foreclosed properties	262	(21)	—	337	30	241	30
Tax credit investment (recovery) impairment	(120)	2,088	2,014	1,529	113	3,982	554
SBA recourse (benefit) provision	(427)	113	481	1,795	314	167	118
Other non-interest expense	897	678	829	810	874	2,406	2,621
Total non-interest expense	14,716	17,464	17,742	18,244	15,746	49,922	44,120
Income before income tax expense (benefit)	6,503	5,977	4,601	2,536	6,765	17,081	15,118
Income tax expense (benefit)	1,418	(595)	(1,298)	(1,528)	1,464	(475)	2,879
Net income	$5,085	$6,572	$5,899	$4,064	$5,301	$17,556	$12,239

Per common share:
Basic earnings	$0.59	$0.75	$0.67	$0.46	$0.60	$2.01	$1.40
Diluted earnings	0.59	0.75	0.67	0.46	0.60	2.01	1.40
Dividends declared	0.15	0.15	0.15	0.14	0.14	0.45	0.42
Book value	22.09	21.71	21.12	20.57	20.19	22.09	20.19
Tangible book value	20.71	20.33	19.75	19.20	18.81	20.71	18.81
Weighted-average common shares outstanding(1)	8,492,445	8,569,581	8,621,221	8,662,025	8,650,057	8,546,192	8,634,890
Weighted-average diluted common shares outstanding(1)	8,492,445	8,569,581	8,621,221	8,662,025	8,650,057	8,546,192	8,634,890

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,153,591	$14,568	5.05%	$1,139,036	$14,755	5.18%	$1,085,315	$13,755	5.07%
Commercial and industrial loans(1)	517,043	8,697	6.73%	493,093	8,477	6.88%	455,242	7,865	6.91%
Direct financing leases(1)	29,600	316	4.27%	31,610	324	4.10%	31,197	313	4.01%
Consumer and other loans(1)	31,195	341	4.37%	30,555	348	4.56%	29,798	333	4.47%
Total loans and leases receivable(1)	1,731,429	23,922	5.53%	1,694,294	23,904	5.64%	1,601,552	22,266	5.56%
Mortgage-related securities(2)	167,113	1,060	2.54%	161,827	1,024	2.53%	140,227	833	2.38%
Other investment securities(3)	24,755	134	2.17%	28,723	151	2.10%	34,140	169	1.98%
FHLB stock	7,692	85	4.42%	6,875	86	5.00%	7,722	89	4.61%
Short-term investments	40,707	237	2.33%	22,570	144	2.55%	40,201	206	2.05%
Total interest-earning assets	1,971,696	25,438	5.16%	1,914,289	25,309	5.29%	1,823,842	23,563	5.17%
Non-interest-earning assets	121,589			110,516			91,359
Total assets	$2,093,285			$2,024,805			$1,915,201
Interest-bearing liabilities
Transaction accounts	$217,870	919	1.69%	$234,241	989	1.69%	$263,928	785	1.19%
Money market	642,385	2,857	1.78%	593,431	2,850	1.92%	472,866	1,413	1.20%
Certificates of deposit	154,095	983	2.55%	164,537	1,025	2.49%	88,903	384	1.73%
Wholesale deposits	211,528	1,247	2.36%	251,060	1,394	2.22%	327,146	1,650	2.02%
Total interest-bearing deposits	1,225,878	6,006	1.96%	1,243,269	6,258	2.01%	1,152,843	4,232	1.47%
FHLB advances	307,060	1,673	2.18%	266,137	1,511	2.27%	292,465	1,546	2.11%
Other borrowings	27,545	703	10.21%	24,463	411	6.72%	24,420	411	6.73%
Junior subordinated notes	10,041	280	11.15%	10,038	277	11.04%	10,027	280	11.17%
Total interest-bearing liabilities	1,570,524	8,662	2.21%	1,543,907	8,457	2.19%	1,479,755	6,469	1.75%
Non-interest-bearing demand deposit accounts	283,675			254,177			239,594
Other non-interest-bearing liabilities	48,688			40,110			19,989
Total liabilities	1,902,887			1,838,194			1,739,338
Stockholders’ equity	190,398			186,611			175,863
Total liabilities and stockholders’ equity	$2,093,285			$2,024,805			$1,915,201
Net interest income		$16,776			$16,852			$17,094
Interest rate spread			2.95%			3.10%			3.42%
Net interest-earning assets	$401,172			$370,382			$344,087
Net interest margin			3.40%			3.52%			3.75%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2019			September 30, 2018
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,135,596	$44,012	5.17%	$1,068,605	$39,360	4.91%
Commercial and industrial loans(1)	492,247	26,012	7.05%	443,188	21,915	6.59%
Direct financing leases(1)	31,143	967	4.14%	30,789	929	4.02%
Consumer and other loans(1)	31,391	1,042	4.43%	29,693	967	4.34%
Total loans and leases receivable(1)	1,690,377	72,033	5.68%	1,572,275	63,171	5.36%
Mortgage-related securities(2)	158,407	3,022	2.54%	135,135	2,295	2.26%
Other investment securities(3)	27,849	442	2.12%	34,966	501	1.91%
FHLB and FRB stock	7,210	261	4.83%	7,614	203	3.55%
Short-term investments	36,139	669	2.47%	47,592	584	1.64%
Total interest-earning assets	1,919,982	76,427	5.31%	1,797,582	66,754	4.95%
Non-interest-earning assets	109,395			91,657
Total assets	$2,029,377			$1,889,239
Interest-bearing liabilities
Transaction accounts	$222,513	2,779	1.67%	$278,042	1,821	0.87%
Money market	597,487	8,231	1.84%	487,395	3,331	0.91%
Certificates of deposit	159,390	2,965	2.48%	80,630	862	1.43%
Wholesale deposits	243,254	4,085	2.24%	302,262	4,257	1.88%
Total interest-bearing deposits	1,222,644	18,060	1.97%	1,148,329	10,271	1.19%
FHLB advances	280,538	4,629	2.20%	277,866	4,186	2.01%
Other borrowings	25,497	1,524	7.97%	24,571	1,238	6.72%
Junior subordinated notes	10,038	832	11.05%	10,023	832	11.07%
Total interest-bearing liabilities	1,538,717	25,045	2.17%	1,460,789	16,527	1.51%
Non-interest-bearing demand deposit accounts	265,121			236,208
Other non-interest-bearing liabilities	42,276			21,055
Total liabilities	1,846,114			1,718,052
Stockholders’ equity	183,263			171,187
Total liabilities and stockholders’ equity	$2,029,377			$1,889,239
Net interest income		$51,382			$50,227
Interest rate spread			3.14%			3.44%
Net interest-earning assets	$381,265			$336,793
Net interest margin			3.57%			3.73%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Return on average assets (annualized)	0.97%	1.30%	1.20%	0.83%	1.11%	1.15%	0.86%
Return on average equity (annualized)	10.68%	14.09%	13.67%	9.06%	12.06%	12.77%	9.53%
Efficiency ratio	66.41%	67.41%	68.04%	66.95%	69.55%	67.29%	68.05%
Interest rate spread	2.95%	3.10%	3.37%	3.30%	3.42%	3.14%	3.44%
Net interest margin	3.40%	3.52%	3.79%	3.69%	3.75%	3.57%	3.73%
Average interest-earning assets to average interest-bearing liabilities	125.54%	123.99%	124.78%	124.65%	123.25%	124.78%	123.06%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Non-accrual loans and leases	$22,789	$25,864	$23,540	$25,301	$30,613
Foreclosed properties	2,902	2,660	2,547	2,547	1,454
Total non-performing assets	25,691	28,524	26,087	27,848	32,067
Performing troubled debt restructurings	146	151	169	180	187
Total impaired assets	$25,837	$28,675	$26,256	$28,028	$32,254

Non-accrual loans and leases as a percent of total gross loans and leases	1.32%	1.50%	1.42%	1.56%	1.91%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.49%	1.66%	1.57%	1.72%	2.00%
Non-performing assets as a percent of total assets	1.23%	1.38%	1.30%	1.42%	1.69%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.17%	1.15%	1.23%	1.26%	1.28%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	88.51%	76.64%	86.87%	80.73%	66.82%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Charge-offs	$1,099	$15	$48	$1,197	$1,914	$1,162	$4,904
Recoveries	(101)	(169)	(23)	(184)	(1,983)	(294)	(2,088)
Net charge-offs (recoveries)	$998	$(154)	$25	$1,013	$(69)	$868	$2,816
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.23%	(0.04)%	0.01%	0.25%	(0.02)%	0.07%	0.24%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total capital to risk-weighted assets	11.90%	11.92%	12.18%	11.85%	12.05%
Tier I capital to risk-weighted assets	9.62%	9.60%	9.69%	9.41%	9.54%
Common equity tier I capital to risk-weighted assets	9.11%	9.09%	9.17%	8.89%	9.00%
Tier I capital to adjusted assets	9.18%	9.36%	9.45%	9.33%	9.34%
Tangible common equity to tangible assets	8.59%	8.59%	8.68%	8.63%	8.79%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Commercial real estate:
Commercial real estate - owner occupied	$226,307	$210,471	$212,698	$203,476	$203,733
Commercial real estate - non-owner occupied	503,102	477,740	479,061	484,427	487,842
Land development	49,184	49,000	47,503	42,666	45,009
Construction	111,848	185,347	169,894	161,562	132,271
Multi-family	227,330	195,363	184,490	167,868	174,664
1-4 family	31,226	31,656	33,255	34,340	35,729
Total commercial real estate	1,148,997	1,149,577	1,126,901	1,094,339	1,079,248
Commercial and industrial	513,672	510,448	466,277	462,321	457,932
Direct financing leases, net	28,987	30,365	32,724	33,170	31,090
Consumer and other:
Home equity and second mortgages	7,373	7,513	8,377	8,438	8,388
Other	22,140	22,896	23,367	20,789	23,451
Total consumer and other	29,513	30,409	31,744	29,227	31,839
Total gross loans and leases receivable	1,721,169	1,720,799	1,657,646	1,619,057	1,600,109
Less:
Allowance for loan and lease losses	20,170	19,819	20,449	20,425	20,455
Deferred loan fees	627	823	1,000	1,402	1,502
Loans and leases receivable, net	$1,700,372	$1,700,157	$1,636,197	$1,597,230	$1,578,152

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Non-interest-bearing transaction accounts	$280,990	$301,914	$286,345	$280,769	$233,915
Interest-bearing transaction accounts	206,267	244,608	206,360	229,612	256,303
Money market accounts	678,993	596,520	579,539	516,045	475,322
Certificates of deposit	154,707	147,216	167,250	153,022	111,311
Wholesale deposits	187,859	239,387	262,212	275,851	332,052
Total deposits	$1,508,816	$1,529,645	$1,501,706	$1,455,299	$1,408,903
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Trust assets under management	$1,651,809	$1,590,508	$1,564,821	$1,452,911	$1,534,395
Trust assets under administration	148,711	164,517	167,124	177,416	186,530
Total trust assets	$1,800,520	$1,755,025	$1,731,945	$1,630,327	$1,720,925

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Common stockholders’ equity	$190,792	$188,855	$185,100	$180,707	$177,542
Goodwill and other intangible assets	(11,946)	(12,000)	(12,017)	(12,045)	(12,132)
Tangible common equity	$178,846	$176,855	$173,083	$168,662	$165,410
Common shares outstanding	8,636,085	8,699,456	8,765,136	8,785,480	8,793,941
Book value per share	$22.09	$21.71	$21.12	$20.57	$20.19
Tangible book value per share	20.71	20.33	19.75	19.20	18.81

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Common stockholders’ equity	$190,792	$188,855	$185,100	$180,707	$177,542
Goodwill and other intangible assets	(11,946)	(12,000)	(12,017)	(12,045)	(12,132)
Tangible common equity	$178,846	$176,855	$173,083	$168,662	$165,410
Total assets	$2,092,793	$2,070,304	$2,005,642	$1,966,457	$1,894,330
Goodwill and other intangible assets	(11,946)	(12,000)	(12,017)	(12,045)	(12,132)
Tangible assets	$2,080,847	$2,058,304	$1,993,625	$1,954,412	$1,882,198
Tangible common equity to tangible assets	8.59%	8.59%	8.68%	8.63%	8.79%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	September 30, 2019	September 30, 2018
Total non-interest expense	$14,716	$17,464	$17,742	$18,244	$15,746	$49,922	$44,120
Less:
Net loss (gain) on foreclosed properties	262	(21)	—	337	30	241	30
Amortization of other intangible assets	11	11	11	11	12	33	36
SBA recourse (benefit) provision	(427)	113	481	1,795	314	167	118
Tax credit investment (recovery) impairment	(120)	2,088	2,014	1,529	113	3,982	554
Total operating expense	$14,990	$15,273	$15,236	$14,572	$15,277	$45,499	$43,382
Net interest income	$16,776	$16,852	$17,754	$17,115	$17,094	$51,382	$50,227
Total non-interest income	5,792	5,805	4,638	4,648	4,871	16,234	13,519
Less:
Net loss on sale of securities	(4)	(1)	—	(4)	—	(5)	—
Total operating revenue	$22,572	$22,658	$22,392	$21,767	$21,965	$67,621	$63,746
Efficiency ratio	66.41%	67.41%	68.04%	66.95%	69.55%	67.29%	68.05%